Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 4, 2019, CommScope Holding Company, Inc. (CommScope) acquired ARRIS International plc (ARRIS) in an all cash transaction valued at $7.7 billion including debt assumed (the Acquisition).

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following: (i) the Acquisition and (ii) the incurrence of $6.95 billion of indebtedness for new borrowings under a new term loan facility and a new issuance of notes; the repayment of $0.5 billion of the remaining balance on CommScope’s existing term loan due 2022; and the issuance of $1.0 billion of Series A Convertible Preferred Stock (collectively, the Financing and with the Acquisition, the Transactions) as discussed further below. The unaudited pro forma condensed combined financial information is based on the audited consolidated financial statements of CommScope as of and for the year ended December 31, 2018 and the audited consolidated financial statements of ARRIS as of and for the year ended December 31, 2018.

The unaudited pro forma condensed combined statement of operations has been adjusted to give effect to the Transactions as if they occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet has been adjusted to give effect to the Transactions as if they occurred on December 31, 2018.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	CommScope’s audited consolidated financial statements and related notes thereto contained in CommScope’s Annual Report on Form 10-K for the year ended December 31, 2018 and
•	ARRIS’ audited consolidated financial statements and related notes thereto for the year ended December 31, 2018 included in Exhibit 99.1 to this Current Report on Form 8-K/A.

The pro forma adjustments are based on the information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

The Acquisition has been accounted for under the acquisition method of accounting with CommScope being treated as the acquirer. Under the acquisition method of accounting, the acquisition date fair value will be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair value, with any excess of the consideration allocated to goodwill. The allocation of the fair value of consideration transferred reflected herein is based on estimates of the fair value of the tangible and intangible assets and liabilities of ARRIS as described in the accompanying notes to the unaudited pro forma condensed combined financial information. As of the date of this filing, the valuations and other work necessary to determine the fair value of the assets acquired and liabilities assumed and the related allocation are preliminary. The final allocation will be based, in part, on third-party appraisals and may be different from that reflected in the allocation used herein and any differences may be material.

The historical audited financial statements described above have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on CommScope. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information does not include the realization of any future cost savings or synergies or the incurrence of restructuring, integration or certain one-time charges that are expected to result from the Acquisition.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects our results of operations for any future period or our financial condition at any future date.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2018
(In thousands, except per share amounts)

					Pro Forma
	Historical	Historical	Pro Forma		Condensed
	CommScope	ARRIS	Adjustments		Combined
Net sales	$4,568,507	$6,742,640	$—		$11,311,147
Operating costs and expenses:
Cost of sales	2,880,223	4,823,781	(4,352)	A	7,709,969
			10,317	B
Selling, general and administrative	729,032	667,053	(4,358)	A	1,442,908
			51,181	B
Research and development	185,696	644,038	(3,311)	A	826,423
Amortization of purchased intangible assets	264,563	383,561	(383,561)	C	712,352
			447,789	D
Restructuring costs, net	44,025	41,922	—		85,947

Asset impairments	15,000	3,400	—		18,400
Total operating costs and expenses	4,118,539	6,563,755	113,705		10,795,999
Operating income	449,968	178,885	(113,705)		515,148
Other expense	(44,256)	(9,198)	—		(53,454)
Interest expense	(242,017)	(95,086)	(440,214)	E	(661,271)
			116,046	F
Interest income	7,017	8,341	(8,762)	G	6,596
Income (loss) before income taxes	170,712	82,942	(446,635)		(192,981)
Income tax benefit (expense)	(30,495)	24,344	131,757	H	125,606
Net income (loss)	$140,217	$107,286	$(314,878)		$(67,375)
Net loss attributable to noncontrolling interests	—	6,454	—		6,454
Net income (loss) attributable to CommScope Holding Company, Inc.	$140,217	$113,740	$(314,878)		$(60,921)
Series A convertible preferred stock dividends	—	—	(55,000)	I	(55,000)
Deemed dividend on series A convertible preferred stock	—	—	(5,000)	J	(5,000)
Net income (loss) attributable to CommScope Holding Company, Inc. common stockholders	$140,217	$113,740	$(374,878)		$(120,921)

Earnings per common share
Basic	$0.73				$(0.63)
Diluted	$0.72				$(0.63)

Weighted average common shares outstanding:
Basic	192,022		—		192,022
Diluted	195,332		487	K	195,819

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018
(In thousands, except share amounts)
Pro Forma
Historical	Historical	Pro Forma	Condensed

	CommScope	ARRIS	Adjustments		Combined
Assets
Cash and cash equivalents	$458,195	$729,933	$(614,312)	L	$573,816
Short-term Investments	—	5,538	—		5,538
Accounts receivable, less allowance for doubtful accounts	810,359	1,448,343	(75,508)	M	2,183,194
Inventories, net	473,327	740,205	173,000	N	1,397,610
			11,078	M
Prepaid expenses and other current assets	135,944	188,620	(11,078)	M	313,486
Total current assets	1,877,825	3,112,639	(516,820)		4,473,644
Property, plant and equipment, net	450,861	287,671	71,329	O	809,861
Goodwill	2,852,309	2,240,642	(2,240,642)	P	5,254,800
			2,402,491	Q
Other intangible assets, net	1,351,990	1,403,659	(1,403,659)	P	5,682,590
			4,330,600	R
Other noncurrent assets	97,555	283,258	—		380,813
Total assets	$6,630,540	$7,327,869	$2,643,299		$16,601,708
Liabilities and Stockholders' Equity
Accounts payable	$399,237	$1,288,827	$—		$1,688,064
Other accrued liabilities	291,385	595,078	(60,000)	S	750,955
			(75,508)	M
Current portion of long-term debt	—	83,862	(83,862)	T	32,000
			32,000	U
Total current liabilities	690,622	1,967,767	(187,370)		2,471,019
Long-term debt	3,985,904	2,032,382	(1,971,350)	T	10,349,361
			6,780,125	U
			(477,700)	V
Deferred income taxes	83,341	46,784	757,024	W	837,254
			(49,895)	X
Pension and other postretirement benefit liabilities	16,843	25,303	—		42,146
Other noncurrent liabilities	97,062	249,785	—		346,847
Total liabilities	4,873,772	4,322,021	4,850,834		14,046,627
Commitments and contingencies
Series A convertible preferred stock	—	—	1,000,000	Y	1,000,000
Stockholders' equity:
Preferred stock, $.01 par value: Authorized shares 200,000,000; Issued and outstanding shares: 1,000,000	—	—	—		—
Common and ordinary shares	1,991	2,623	(2,623)	Z	1,991
Additional paid-in capital	2,385,082	3,468,728	(3,468,728)	Z	2,385,082
Retained earnings (accumulated deficit)	(249,777)	(466,165)	466,165	Z	(465,471)
			(215,694)	AA
Accumulated other comprehensive loss	(159,205)	(13,345)	13,345	Z	(159,205)
Treasury stock	(221,323)	—	—		(221,323)
Total CommScope Holding Company, Inc. stockholders' equity	1,756,768	2,991,841	(3,207,535)		1,541,074
Stockholders' equity attributable to noncontrolling interest	—	14,007	—		14,007
Total stockholders' equity	1,756,768	3,005,848	(3,207,535)		1,555,081
Total liabilities and stockholders' equity	$6,630,540	$7,327,869	$2,643,299		$16,601,708
See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(in thousands, unless otherwise noted)

Note 1: Business Combination

CommScope will account for the Acquisition using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the fair value of the assets acquired and liabilities assumed, which are expected to change upon finalization of appraisals and other valuation studies. The final estimates will be based on the acquisition date fair value of the consideration transferred (purchase price) and the assets and liabilities that existed as of the Acquisition closing date. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements presented herein reflect the fair value of consideration transferred of $7.0 billion (net of cash acquired), including repayment of debt. See Note 2 for further discussion of the purchase price.

The unaudited pro forma condensed combined statement of operations also include certain accounting adjustments related to the Acquisition that are expected to have a continuing impact on the combined results, such as changes in depreciation and amortization of the acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the Acquisition, decreased interest income related to the use of cash and cash equivalents to complete the Acquisition, amortization of debt issuance costs and accretion of original issue discount (OID) incurred in connection with the Financing and the tax impact of these pro forma adjustments.

The unaudited pro forma condensed combined statement of operations do not reflect certain adjustments that are expected to result from the Acquisition because they are considered to be of a non-recurring nature. These include fair value adjustments related to acquisition date inventory that is expected to increase cost of sales, as well as impacts to sales and cost of sales associated with fair value adjustments to deferred revenue and deferred cost.

We expect to realize synergies following the Acquisition that are not reflected in the pro forma adjustments. No assurance can be given with respect to the ultimate level of such synergies and the timing of their realization. We expect to incur transaction, integration and restructuring costs in conjunction with the integration of ARRIS. No adjustment for such costs has been reflected in the pro forma adjustments. Integration and restructuring costs recognized after the Acquisition could be material to our financial position and results of operations.

Note 2: Purchase Price and Financing

For purposes of preparing the unaudited pro forma condensed combined financial statements, the estimated purchase price has been allocated based on the estimated fair value of assets acquired and liabilities assumed. The final allocation of the value of the consideration transferred will be based on the estimated fair values of the assets acquired and liabilities assumed at the completion of the Acquisition and could vary significantly from the pro forma amounts due to various factors, including, but not limited to, changes in the composition of ARRIS’ assets and liabilities, revisions to the estimated fair value of identified intangible assets acquired and changes in interest rates. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by CommScope and ARRIS. Allocation of an increased portion of the purchase price to inventory, property, plant and equipment and any identifiable intangible asset with a finite life will reduce the amount of purchase price allocated to goodwill in the unaudited pro forma condensed combined financial statements and may result in increased depreciation and/or amortization expense, which could be material.

CommScope paid $31.75 per share for 180.6 million shares of ARRIS, which included all outstanding shares and warrants and a portion of equity awards for ARRIS directors and employees that were vested at the close of the transaction and settled in cash, for an approximate purchase price of $5.6 billion and $0.1 billion recorded as expense. CommScope also repaid ARRIS’ outstanding debt of $2.1 billion at the close of the Acquisition.

To finance the Acquisition, CommScope incurred $6.95 billion of indebtedness, including the following debt issued on February 19, 2019, which was held in escrow until the Acquisition closing date: $1.25 billion of 5.50% senior secured notes due 2024, $1.5 billion of 6.00% senior secured notes due 2026 and $1.0 billion of 8.25% senior unsecured notes due 2027 (collectively the New Notes). At the close of the Acquisition, CommScope also borrowed $3.2 billion (net of OID of $32.0 million) under a new senior secured term loan due 2026 with an interest rate of LIBOR plus 3.25% (New Term Loan). In addition, CommScope entered into a new asset-based revolving credit facility in an amount of up to $1.0 billion, subject to borrowing base capacity. For purposes of the unaudited pro forma condensed combined financial statements, the borrowings under the New Term Loan and the New Notes are assumed to have a weighted average interest rate of 6.03% (excluding the amortization of debt issuance costs and OID).

CommScope also financed the Acquisition by issuing a $1.0 billion aggregate principal amount of Series A Convertible Preferred Stock (Convertible Preferred Stock) to Carlyle Partners VII S1 Holdings, L.P. (Carlyle). The Convertible Preferred Stock will pay dividends at an annual rate of 5.50%, with such dividends to be paid quarterly, and will be convertible at the option of the holders at any time into shares of CommScope’ common stock at a price of $27.50 per share.

The table below summarizes the expected sources and uses of funds related to the Acquisition:

Sources of funds		Uses of funds(1)
Incremental secured term loan facility	$3,200,000	Purchase outstanding equity	$5,576,203
Secured notes due 2024	1,250,000	Settlement of equity awards in cash(2)	158,989
Secured notes due 2026	1,500,000	Settlement of equity awards in RSUs(2)	81,997
Senior notes due 2027	1,000,000	Repay acquired debt	2,073,900
Convertible preferred equity	1,000,000	Repay existing term loan(3)	486,300
Value of RSUs issued(2)	81,997	Estimated fees and expenses (4)	268,919
Cash on hand	614,312
Total sources	$8,646,309	Total uses	$8,646,309
(1)

The use of funds does not include any restructuring costs that may be incurred to achieve the target of $150 million of annual synergies and cost savings by the end of the third year following the Acquisition closing date. CommScope currently expects to incur $150 million of costs in order to achieve these synergies and cost savings, with $75 million of these costs incurred in each of the first two years following the Acquisition closing date.

(2)

Represents the settlement of outstanding RSUs of ARRIS for ARRIS directors and employees. CommScope settled $159.0 million in cash and issued $82.0 million of unvested time-based vesting RSUs of CommScope at closing with a weighted average vesting of approximately 1.5 years.

(3)	CommScope used a portion of the net proceeds from the New Term Loan to repay in full its existing term loan due 2022 (Existing Term Loan).
(4)

Consists of estimated fees and expenses associated with the Transactions, including debt issuance costs, OID on the New Term Loan and other transaction costs for advisory and professional fees. CommScope expects to capitalize approximately $142.8 million of these fees and expenses, with the remaining $126.1 million expensed when incurred.

The estimated allocation of the purchase price as of December 31, 2018 consists of the following:

Book value of ARRIS net assets	$3,005,848
Less: Value of non-controlling interest	(14,007)
Less: Existing goodwill and intangibles, net of deferred taxes	(3,381,641)
Adjusted book value of net assets acquired	(389,800)
Allocation of purchase price over adjusted book value:
Increase inventory to estimated fair value	173,000
Increase property, plant and equipment to estimated fair value	71,329
Increase intangible assets at estimated fair value	4,330,600
Increase debt to estimated fair (redemption) value	(18,688)
Decrease deferred revenue to estimated fair value	60,000
Increase net deferred tax liabilities	(1,019,684)
Goodwill	2,402,491
Total purchase price	$5,609,248

Note 3: Pro Forma Adjustments

A.

Reflects the estimated change to depreciation as a result of increasing the value of ARRIS’ property, plant and equipment to estimated fair value (Note 3(O)) and estimated useful lives. The adjustment assumes an estimated ten-year life for building and leasehold improvements and a four-year weighted average life for machinery and equipment. The allocation among income statement line items is based on an estimate of asset utilization.

B.	Reflects the estimated incremental equity-based compensation expense for replacement awards expected to be granted to ARRIS employees as of the Acquisition closing date.
C.	Reflects the reversal of the amortization of identifiable intangible assets previously recorded by ARRIS that are eliminated in Note 3(P) below.
D.	Reflects the amortization expense of identifiable intangible assets, based on the preliminary valuation and estimated useful lives per Note 3(R).
E.

Reflects estimated interest expense (including amortization of debt issuance costs and OID) associated with the debt expected to be incurred to fund the Acquisition using an estimated weighted average interest rate of 6.03% (excluding amortization of debt issuance costs and OID for the New Term Loan and the New Notes).

F.

Reflects the reversal of interest expense related to the ARRIS debt that is repaid at closing, as discussed in Note 3(T), and the reversal of interest on the balance of the Existing Term Loan repaid at closing, as discussed in Note 3(V).

G.	Reflects the reversal of interest income recognized by CommScope and ARRIS related to the cash assumed to be used to fund the Acquisition per Note 3(L).
H.

Represents the income tax impact of the pro forma adjustments, with consideration of the company-specific blended worldwide tax rates for CommScope and ARRIS. As a result, the combined tax rate used to tax effect the pro forma adjustments was 29.5% for both periods. These tax rates do not represent the combined company’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company following the consummation of the Acquisition.

I.	Reflects the dividends on the Convertible Preferred Stock accrued at a rate of 5.50% annually and paid quarterly.
J.

Reflects the deemed dividends from the initial discount on the issuance of the Convertible Preferred Stock. The deemed dividends were assumed to have occurred on January 1, 2018, the date on which the Acquisition was assumed to occur for these unaudited pro forma condensed combined statements of operations.

K.

Represents the dilutive effect of the replacement RSUs issued to ARRIS employees as of the Acquisition closing date. The shares presented do not include approximately 36.4 million shares of common stock calculated based on the if-converted method related to the Convertible Preferred Stock (Note 3(Y)) because they would have been antidilutive.

L.	Reflects the use of cash and cash equivalents of the combined entity to fund a portion of the Acquisition.
M.	Reflects the reclassification of certain ARRIS accounts to conform with CommScope’s presentation.

N.

Reflects an adjustment to record ARRIS’ inventory at estimated fair value. For purposes of the unaudited pro forma condensed combined balance sheet, at December 31, 2018, CommScope estimated the fair value of the ARRIS inventory based on ARRIS’ gross margin percentages and costs associated with selling activities. The final adjustment recorded to reflect the estimated fair value of the ARRIS inventory as of the acquisition date may differ materially from the pro forma adjustment.

O.

Reflects the adjustment of ARRIS’ property, plant and equipment to its estimated fair value at December 31, 2018. Our adjustment is based on historical experience with similar acquisitions. The final adjustment of ARRIS’ property, plant and equipment as of the acquisition date will be developed based on a more detailed analysis and the assistance of independent third-party appraisers.

P.	Reflects the adjustment to eliminate the identified intangible assets (net of accumulated amortization) and goodwill from ARRIS’ balance sheet as of December 31, 2018.
Q.	Reflects the recognition of goodwill for the excess of purchase price over the estimated fair value of the identifiable net assets to be acquired. See Note 2.
R.

Reflects the estimated fair value of intangible assets at December 31, 2018. The estimated fair value is based on estimates and assumptions, including variations of the income approach and the market approach.

The identifiable intangible assets and their related useful lives are estimated as follows:

	Estimated	Estimated
	Value	Useful Life
Identifiable Intangible Assets	(in millions)	(in years)
Customer contracts and relationships	$2,055	10
Patents and technology	1,787	9
Trademarks and tradenames	446	15
Backlog	14	0.5
In-process research and development	29	n/a

The final identifiable intangible assets determined as of the acquisition date, their values and their useful lives are expected to differ from these pro forma estimates and such differences may be material.

S.

Reflects the adjustment to record ARRIS’ deferred revenue at estimated fair value. For purposes of the unaudited pro forma condensed combined balance sheet at December 31, 2018, CommScope estimated the fair value based on ARRIS’ gross margin percentages and estimated costs to fulfil the required obligations associated with the deferred revenue. The actual adjustment recorded to reflect the estimated fair value of the ARRIS deferred revenue as of the acquisition date may differ materially from the pro forma adjustment.

T.	Reflects the settlement of ARRIS’ current and long-term debt under its senior secured credit facilities at the closing of the Acquisition. See Note 2.
U.

Reflects the current and long-term portion of debt incurred to finance the Acquisition. The debt reflected in the pro forma adjustments consists of $3.2 billion aggregate principal amount under the New Term Loan and $3.75 billion aggregate principal amount of the New Notes. The current portion of debt represents the 1.00% required annual repayment of the New Term Loan.

V.	Reflects the settlement of the Existing Term Loan, net of the unamortized debt issuance costs and OID assumed to be expensed upon settlement.
W.	Reflects the deferred tax impacts of the pro forma adjustments related to the acquired assets and liabilities.
X.

Reflects the estimated tax benefit of the acquisition-related costs and the unamortized debt issuance costs and OID associated with the repayment of our Existing Term Loan, charged to expense at the close of the Acquisition.

Y.

Reflects $1.0 billion aggregate principal amount of the Convertible Preferred Stock issued to Carlyle. The Convertible Preferred Stock will pay dividends at an annual rate of 5.50% and be convertible at the option of the holders at any time into shares of CommScope’s common stock at a price of $27.50 per share. At any time after the third anniversary of the issuance of the Convertible Preferred Stock, if the volume-weighted average price of CommScope’s common stock exceeds $49.50, CommScope has the option to convert the Convertible Preferred Stock into CommScope’s common stock. During the three months following the eight and one-half year anniversary of the acquisition date and the three months following each anniversary thereafter, holders will have the right to require CommScope to repurchase all or any portion of the Convertible Preferred Stock at 100.0% of the liquidation preference, plus all accrued and unpaid dividends.

Z.	Reflects the elimination of the separate components of ARRIS’ equity.
AA.

Reflects estimated acquisition-related costs of $126.1 million, including fees associated with the bridge loan component of our committed financing and other expenses, equity-based compensation expense of $125.9 million associated with the portion of ARRIS equity awards paid in cash at closing and unamortized debt issuance costs and OID of $8.6 million related to our Existing Term Loan that was expensed upon settlement, net of the estimated tax benefits.